Exhibit 99.1

FOR INVESTOR INQUIRIES, CONTACT:

Robert Houghton, Vice President of Corporate Finance

Email: robert.houghton@chrobinson.com

FOR MEDIA INQUIRIES, CONTACT:

Kristin Marchiafava, Senior Director of Public Relations

Email: kristin.marchiafava@chrobinson.com

Executive Chairman John Wiehoff to Retire from C.H. Robinson Board of Directors

Minneapolis, Minnesota, February 12, 2020 – C.H. Robinson (Nasdaq: CHRW) today announced that Executive Chairman John Wiehoff has announced his intention to retire from the company’s Board of Directors effective upon the conclusion of his term at the company’s annual stockholders meeting scheduled for May 7, 2020. “We thank John for his outstanding leadership and contributions to C.H. Robinson,” said Bob Biesterfeld, Chief Executive Officer. “Under John’s leadership we evolved from a domestic truck brokerage and produce company to a global supply chain company, and we have created tremendous value for our customers, our carriers and our shareholders while providing opportunities for our employees around the globe to learn, grow and serve. We wish him all the best in his future endeavors.”

“I am extremely proud of what C.H. Robinson has accomplished, and I’m excited to see the next chapter of growth,” said Wiehoff. “I am confident that C.H. Robinson is well positioned to enjoy continued success in the years ahead.”

The Board will announce plans for a successor chairman, which will be determined at a later date.

Wiehoff, 58 years old, has been a director of the company since 2001. He served as Chief Executive Officer of C.H. Robinson from May 2002 to May 2019 and became Chairman in January 2007. Previous positions with the company include Senior Vice President, Chief Financial Officer, Treasurer and Corporate Controller. Prior to that, Mr. Wiehoff was employed by Arthur Andersen LLP. Mr. Wiehoff also serves on the Board of Directors of Polaris Inc. (NYSE: PII), Donaldson Company, Inc. (NYSE: DCI) and U.S. Bancorp (NYSE: USB). He holds a Bachelor of Science degree from St. John’s University.

About C.H. Robinson

C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With nearly $20 billion in freight under management and 18 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our more than 119,000 customers and 78,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

SOURCE: C.H. Robinson

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